UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 22, 2024

The Kraft Heinz Company
(Exact name of registrant as specified in its charter)

Delaware	001-37482	46-2078182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania 15222
(Address of principal executive offices, including zip code)

(412) 456-5700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	KHC	The Nasdaq Stock Market LLC
Floating Rate Senior Notes due 2025	KHC25	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2024, Gregory E. Abel and Susan Mulder, members of the Board of Directors (the “Board”) of The Kraft Heinz Company (the “Company”), each informed the Company of their respective decisions to retire from the Board effective at the Company’s 2024 Annual Meeting of Stockholders (“2024 Annual Meeting”). Their decisions are each based on their other business commitments and are not the result of any disagreement with management or the Board related to the Company’s operations, policies, or practices. The Board is grateful for Mr. Abel’s and Ms. Mulder’s dedication and service to the Company.

Mr. Abel currently serves as Vice Chair, Non-Insurance Operations of Berkshire Hathaway Inc. (“Berkshire Hathaway”). Timothy Kenesey, President and Chief Executive Officer of MedPro Group Inc., a subsidiary of Berkshire Hathaway, and Alicia Knapp, President and Chief Executive Officer of BHE Renewables, LLC, a subsidiary of Berkshire Hathaway, will stand for re-election at the 2024 Annual Meeting. As of February 10, 2024, Berkshire Hathaway owned approximately 26.8% of the Company’s common stock.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Kraft Heinz Company

Date: February 28, 2024	By:	/s/ Rashida La Lande
Rashida La Lande
Executive Vice President and Chief Legal and Corporate Affairs Officer

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